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                                                                    Exhibit 99.1

[GENAERA LOGO]

                                                          FOR IMMEDIATE RELEASE

Contact:
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Genaera Corporation               The Trout Group/BMC Communications
Jennifer Bilotti                  Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020                    Brad Miles ext. 17 (media inquiries)
www.genaera.com                   (212) 477-9007
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             Genaera Announces Passing of Board of Directors Member
                              Bernard Canavan, M.D.

Plymouth Meeting, PA-- August 14, 2002-- Genaera Corporation (NASDAQ: GENR) announced today the death of Bernard Canavan, M.D., a member of its Board of Directors. Dr. Canavan, 66, passed away on August 10 after a long illness.

Michael R. Dougherty, Chairman of Genaera, said, "We are deeply saddened by the passing of Ben Canavan. Ben was a valued advisor and friend to Genaera, and we will miss greatly his insights, thoughtful counsel, and indefatigable support. Our thoughts and sympathies go to the Canavan family."

Roy C. Levitt, President and Chief Executive Officer, commented, "I am greatly saddened by this news. Ben has been a respected colleague and mentor, and I appreciated his commitment to us at Genaera despite his ongoing illness. I am grateful to him for his friendship, thoughtful advice, support, and many important contributions to Genaera over the years."

There are no immediate plans to replace Dr. Canavan's position on the Board of Directors.

Dr. Canavan was President of American Home Products, now known as Wyeth, from 1990 until his retirement in 1994. During his career, Dr. Canavan served as a member of the Board of Directors for American Home Products, Genetics Institute, Shire Pharmaceuticals Group, 3-Dimensional Pharmaceuticals, and Genaera Corporation. Dr. Canavan was a member of the College of Physicians and Surgeons of Ontario, the Canadian and British Medical Associations, the Royal Society of Medicine, and was a Fellow of the College of Physicians of Philadelphia. Dr. Canavan received his medical degree from the University of Edinburgh School of Medicine.

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Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN(TM), a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward looking-statements by the use of words in the statements such as "anticipate," "develop," "continuing," and "progress," or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including squalamine and LOMUCIN(TM), may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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